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                              AMENDED AND RESTATED
                             ALLIANCE IMAGING, INC.
                       LONG-TERM EXECUTIVE INCENTIVE PLAN



PREFACE
-------

In order to provide the executive management team of Alliance Imaging, Inc. with the opportunity for incentive compensation based upon meeting or exceeding certain financial targets on which the December 31, 1994 restructuring of the Company's balance sheet was based, the Compensation Committee of the Board of Directors implemented the Long-Term Executive Incentive Plan effective as of January 1, 1995. The Compensation Committee has amended and restated this plan
(LTIP) as of July 22, 1997.

The plan is structured to motivate the plan participants to exceed the minimum cash flow targets agreed to by the lenders as sufficient to service their debt. If management is able to exceed these cash flow thresholds, long-term incentives would be earned. Additional incentive opportunity will be earned if the Company is able to pay the Series A Preferred Stock dividends in cash, which would avoid significant dilution to existing stockholders.

LONG-TERM EXECUTIVE INCENTIVE PLAN (LTIP)
-----------------------------------------

- EBDIT COMPONENT
-----------------

The LTIP is based upon the Earnings Before Depreciation, Amortization, Interest, Taxes and Equipment Charges under any asset management or similar arrangements that the Company may have from time to time (EBDIT) in the financial model presented to and accepted by the Company's lenders and Board of Directors, which was utilized in the Company's December 31, 1994 balance sheet restructuring.
The EBDIT target utilized in the LTIP includes any charges related to the LTIP (i.e., such target must be achieved after accrual of related LTIP charges).

For each fiscal year, the amount by which actual EBDIT exceeds the EBDIT Target (as presented in the 1994 Debt Restructuring Model and shown in the following table) is accrued into the incentive plan pool, up to a maximum of $225,000 in each fiscal year, assuming the amounts are earned ratably during the four year period. To the extent that the amounts are not earned ratably during the period, the cumulative amount earned will be accrued in the year of cumulative achievement. The first $125,000 (or such lesser amount) accrued each fiscal year is deemed earned in recognition for achieving that year's goal. If the cumulative EBDIT Target for 1995 through 1998 is met or exceeded, an additional total amount of $400,000 is deemed earned in recognition of achievement of the four-year goal.

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
000's                                       1995     1996     1997     1998    Total
------                                   -------  -------  -------  -------  -------
EBDIT - Per Debt Restructuring Model     $19,770  $19,870  $19,575  $19,278  $78,493
                                         -------  -------  -------  -------  -------


- DIVIDEND COMPONENT
--------------------

Additional incentive is earned for each year in which the Company is able to pay Series A Preferred Stock dividends in cash rather than in common stock. If the Company is able to pay such dividends in cash in any fiscal year, either by generating sufficient EBDIT as described in the Company's loan agreements or by raising funds through the sale of common stock at or above $4.00 per share net proceeds to the Company, then the Fiscal Year Dividend Incentive Target of $200,000 will be accrued into the incentive plan pool. If only a portion of such dividends are paid in cash in any fiscal year, the incentive amount earned shall be computed as follows:

       Amount of dividends paid in cash
       --------------------------------  X $200,000 = Fiscal Year Award Earned
           Total dividends payable

For fiscal years 1995 through 1997, if Series A Preferred Stock dividends are paid in cash using the proceeds from the sale of common stock at less than $4.00 per share net, then the annual incentive amount earned shall be reduced, as follows: If the net proceeds from such sale of common stock are $2.50 per share or less, no Dividend Incentive will be payable with respect to that portion of the Series A Preferred Stock cash dividend payment. For net proceeds between $2.50 and $4.00 per common share, a percentage of the Dividend Incentive will be payable. Such percentage will be determined by dividing the amount by which the net proceeds per common share exceed $2.50, by $1.50 (i.e., the difference between $4.00 and $2.50 net proceeds per common share). For example, if the net proceeds are $3.25 per common share, 50% of the Dividend Incentive would be earned, computed as follows:

                  ($3.25 - $2.50)
       -----------------------------------  =    50%
                       $1.50

After 1997, Series A Preferred Stock dividends may be paid in common stock at the then current market value, as defined. Accordingly, for fiscal 1998, Series A Preferred Stock dividends paid in common stock shall be deemed a sale of common stock and any Dividend Incentive shall be computed as described above.

If all cumulative 1995 through 1998 Series A Preferred dividends are paid in cash by generating sufficient EBDIT or utilizing funds from the sale or issuance of Common Stock at not less than $4.00 per share net, an additional Cumulative Dividend Incentive of $600,000 will be accrued into the incentive pool.

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PARTICIPANTS
------------

The current seven annual incentive plan participants are eligible to participate in the Long-Term Incentive Plan and are the President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and four Senior Vice Presidents in charge of regional operations. Any changes in participants or their shares must be approved by the Compensation Committee. Participant shares are: President and Chief Executive Officer - 25%, Executive Vice President and Chief Operating Officer - 20%, Senior Vice President and Chief Financial Officer - 15% and specified Regional Vice Presidents - 40% in total, not to exceed 10% for any individual Regional Vice President. (In the event the participation percentages total less than 100%, the unallocated amount will remain with the Company.)

PAYMENT
-------

Any amounts earned under this incentive plan will be calculated and paid by March 31, 1999. Payment shall be made in cash.

VESTING
-------

A participant must be actively employed by the Company on the payment date to receive any payment under this plan. Exceptions are involuntary termination without cause, voluntary termination for "good reason" or "constructive discharge" as defined in the participant's employment agreement, death or disability, in which case the participant receives a pro rata share of total plan achievement. Newly authorized participants, if any, receive a pro rata share of the pool at their designated percentage from the date of approval for participation to the end of fiscal 1998. Voluntary terminations (other than voluntary termination for "good reason" or "constructive discharge" as defined in the participant's employment agreement) and terminations with cause result in forfeiture of all rights to any payment under this plan. Any undistributed amounts in the pool as a result of such terminations revert to the Company.

CHANGE OF CONTROL
-----------------

In the event of a transaction that results in a change of control of the Company as defined in the participant's employment agreement in effect on July 21, 1997, LTIP earnings to the date of the closing will be calculated and paid in cash to the executive at the closing. Following the closing, the participant will continue to participate in the plan and is eligible to earn his/her remaining, unearned and unpaid share of the pool, subject to the terms and other conditions of the plan.

Cumulative EBDIT versus cumulative target, and cash payment of dividends from EBDIT and qualifying sales of common stock, are calculated pro rata for the period the plan was in existence. For example, if the Company is sold as of December 31, 1996
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and cumulative EBDIT earnings are equal to the cumulative target for the first two years, then 50% of the $400,000 cumulative incentive will be earned prior to the closing of the sale. The same methodology would be used in determining the Fiscal Year and the Cumulative Dividend Targets earned.

ADMINISTRATION
--------------

This plan is administered and interpreted at the sole discretion of the Compensation Committee of the Board of Directors and all participants agree to be bound by their decisions.

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